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                                  Exhibit 99.1


Copyright 2007 Market Wire, Incorporated
               All Rights Reserved
               Market Wire

             January 16, 2007 Tuesday 8:00 AM EST

LENGTH: 543 words

HEADLINE: Dragon International Group in Agreement to Acquire Majority Stake in Wellton International Fiber Corp

DATELINE: NINGBO, CHINA; Jan 16, 2007

BODY:

    Dragon International Group Corp. (OTCBB: DRGG), one of China's manufacturers and distributors of specialty paper products and packaging materials, announced today it has entered into a stock purchase agreement to acquire 51% of Wellton International Fiber Corp in an all stock transaction. Dragon International Group will issue restricted shares of its common stock based on the audited net tangible assets of Wellton, which will be issued upon completion of auditing at the closing. The transaction is expected to close by March 31, 2007. Dragon expects to issue shares not to exceed a value of US 1,500,000.

   Wellton International Fiber Corp, formed in British Virgin Island and based in Hong Kong, is a leading importing firm of paper pulp in China. Wellton generated approximately US$18.5 million in revenues with over US$1 million in net income in 2006 on an un-audited basis.

   Mr. David Wu, CEO and Chairman of Dragon International Group, stated, "One of our growth strategies is the external acquisition of businesses that are highly complementary to our own. We feel confident in our ability to merge the Wellton operations into our own and achieve synergies that will enhance both our operations. Our combined operations in 2006 would have totaled in excess of $35 million on a pro forma basis and we look forward to continued growth in both revenues and earnings in the coming years. We are excited to work with Wellton towards our goal of being China's leader in the production and distribution of specialty packaging. We believe we are well-positioned to grow our business substantially in an effort to enhance the value of our company for its shareholders."

   About Dragon International Group Corporation

   Dragon International Group Corp. (OTCBB: DRGG) is one of China's manufacturers and distributors of specialty paper products and packaging materials. DRGG is operating as a manufacturer and distributor of paper and integrated packaging paper products. DRGG has a distribution network covering east and central China. Dragon and its subsidiaries have cultivated strategic relationships with several of the world's largest and well-known manufacturers of paper and specialty packaging products. For more information, please visit http://www.drgg.net.

   Safe Harbor Statement

   Certain statements set forth in this press release constitute "forward-looking statements." Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the company's actual results and financial position to differ materially from those included within the forward-looking statements, including the Company's ability to obtain sufficient financing to fund both its internal growth opportunities and acquisition strategy. More information about the potential risks and factors that could affect the Company's business and financial results is included in the Company's filings, available via the United States Securities and Exchange Commission at http://www.sec.gov.


 Contact:

 Email:info@drgg.net



   SOURCE: Dragon International Group Corp.